                         CATSKILL FINANCIAL CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                 (In thousands, except share and per share data)


                                                   Three Months Ended December 31,
                                                          1999          1998
                                                       ----------     ----------
Net income per common share - basic
-----------------------------------

Net income applicable to common shares                 $    1,102     $      981

Weighted average common shares outstanding              3,408,380      3,839,278

Net income per common share - basic                    $      .32     $      .26
                                                       ==========     ==========
Net income per common share - diluted
-------------------------------------

Net income applicable to common shares                 $    1,102     $      981

Weighted average common shares outstanding              3,408,380      3,839,278

Dilutive common stock options (1)                          60,276         40,612
                                                       ----------     ----------

Weighted average common shares and common share
equivalents outstanding                                 3,468,656      3,879,890
                                                       ==========     ==========

Net income per common share - diluted                  $      .32     $      .25
                                                       ==========     ==========

(1) Dilutive common stock options (includes granted, but unvested restricted stock under the Company's MRP plan and options granted, but unexercised under its stock option plan) are based on the treasury stock method using average market price. The treasury stock method recognizes the use of assumed proceeds upon the exercise of options, and the amount of unearned compensation attributed to future services under the Company's restricted stock plan, including any tax benefits, to purchase the Company's common stock at the average market price during the period.